UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2005

IKON Office Solutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-5964	23-0334400
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Valley Stream Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-408-7427

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2005, IKON Office Solutions, Inc. (the "Company") announced the sale of $225 million aggregate principal amount of 7 ¾% senior notes due 2015 (the "Senior Notes"). The Company sold the Senior Notes to the initial purchasers ("Initial Purchasers") identified on and pursuant to the terms of a Purchase Agreement entered into between the parties on September 16, 2005. A copy of the press release announcing the sale of the Notes is furnished as Exhibit 99.1 to this report.

Indenture

The Company also entered into an Indenture governing the Senior Notes, dated as of September 21, 2005, with The Bank of New York, as trustee (the "Indenture"). The Senior Notes are unsecured and rank pari passu to existing and future unsubordinated indebtedness of the Company and are effectively subordinated to (i) secured indebtedness of the Company and (ii) all indebtedness and other liabilities of the Company’s subsidiaries. The Senior Notes bear interest payable semiannually in arrears on March 15 and September 15 of each year commencing on March 15, 2006. Among other things, the Indenture provides that the Senior Notes are redeemable in whole or in part, at any time after September 15, 2010, at the redemption prices set forth in the Indenture. The Company may also redeem up to 35% of the aggregate principal amount of the Notes using the proceeds of certain equity offerings at any time prior to September 15, 2008.

The Indenture also contains certain covenants which restrict the ability of the Company and certain of its subsidiaries to, among other things:, incur additional indebtedness; pay dividends on stock, redeem stock or redeem subordinated debt; make investments; guarantee other indebtedness; sell our assets; enter into agreements that restrict dividends or other distributions from restricted subsidiaries; enter into transactions with affiliates; create or assume liens; enter into sale and leaseback transactions; and engage in mergers or consolidations. If the Company fails to comply with such covenants, the trustee or holders of the Senior Notes could declare all the Senior Notes to be due and payable, or if certain other events of default relating to bankruptcy and insolvency occur, the Senior Notes could be immediately due and payable. All of these limitations and restrictions are subject to a number of significant exceptions, and some of these covenants will cease to be applicable before the Senior Notes mature if the Senior Notes attain an investment grade rating.
A copy of the Indenture is filed as Exhibit 10.1 to this report. The foregoing description of the Indenture is qualified in its entirety by reference to the actual agreement.

Registration Rights Agreement

The Company and the Initial Purchasers have also entered into a registration rights agreement dated as of September 21, 2005 (the "Registration Rights Agreement") pursuant to which the Company has agreed to file an exchange offer registration statement, within 110 days after the issue date of the Senior Notes, which will allow holders to exchange the Senior Notes for a new issue of substantially identical debt securities registered under the Securities Act. The Company has also agreed to file a shelf registration statement to cover resales of the Senior Notes under certain circumstances. If the Company fails to satisfy certain of its obligations under the Registration Rights Agreement, it will have to pay additional interest to the holders of the Senior Notes.

A copy of the Registration Rights Agreement is filed as Exhibit 10.2 to this report. The foregoing description the Registration Rights Agreement is qualified in its entirety by reference to the actual agreement.

Item 8.01 Other Events.

The information set forth under Item 1.01 above is also intended to be disclosed under this Item 8.01 and hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

The following exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:

10.1 Indenture
10.2 Registration Rights Agreement
99.1 Press Release dated September 21, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKON Office Solutions, Inc.

September 22, 2005	By:	Robert F. Woods

Name: Robert F. Woods
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Indenture
10.2	Registration Rights Agreement
99.1	Press Release